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Exhibit 10.28

JANUS CAPITAL GROUP INC.

OUTSIDE DIRECTOR COMPENSATION PROGRAM(1)

Annual Board cash retainer	$100,000	(2)
Annual Board stock retainer grant	$100,000 immediate vesting
Annual Committee cash retainer (per Committee)	$ 10,000
Additional annual cash retainer for Audit Committee Chair	$ 25,000
Additional annual cash retainer for Compensation Committee Chair, Nominating and Corporate Governance Committee Chair and Planning and Strategy Committee Chair	$ 15,000
Lead or Presiding Director annual stock retainer grant	$ 35,000
Non-Executive Chairman: additional annual cash retainer (payable in equal quarterly installments)	$250,000
Non-Executive Chairman: additional stock retainer grant	$470,000 immediate vesting	(3)
Board: one-time restricted stock grant upon joining	$100,000 3-year vesting

Notes:

1.
For the April 30, 2009 through April 28, 2010 time period, the directors have agreed to a 20 percent reduction to the above amounts. All amounts are subject to proration if director joins after commencement of directors' fiscal year (fiscal year begins on date of Annual Shareholders' Meeting).

  All compensation may be deferred at the election of a director under the Company's Directors Deferred Fee Plan. Equity awards are deferred in the form of restricted stock units.

2.
In 2007, the Board determined to eliminate the payment of fees for participating in meetings in favor of annual retainers. In the event of extraordinary circumstances that require a material increase in the number of Committee and/or Board meetings, the Board may reinstate meeting fees or adjust the annual retainer amounts as deemed appropriate by the Board.

3.
The additional $470,000 stock retainer is for fiscal year 2007-2008, and may be adjusted, reduced or eliminated based on the Compensation Committee's and Board's annual evaluation.

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  Exhibit 10.28
JANUS CAPITAL GROUP INC. OUTSIDE DIRECTOR COMPENSATION PROGRAM(1)